Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The interim financial statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read together with our audited financial statements and accompanying notes for each of the years in the two year period ended December 31, 2015 included in Exhibit 99.2 of this Current Report on Form 8-K/A. In addition to historical information, this discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Operating results are not necessarily indicative of results that may occur for the full fiscal year or any other future period. The term “Private Madrigal” refers to Madrigal Pharmaceuticals, Inc. prior to the consummation of the Merger described herein. The term “Synta” refers to Synta Pharmaceuticals Corp. prior to the consummation of the Merger described herein. Unless otherwise indicated, references to the terms “Madrigal,” the “Company,” “we,” “our” and “us” refer to Private Madrigal prior to the consummation of the Merger described herein and Madrigal Pharmaceuticals, Inc. (formerly known as Synta Pharmaceuticals Corp.) upon the consummation of the Merger described herein.

About Madrigal Pharmaceuticals, Inc. (Private Madrigal)

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutic candidates for the treatment of cardiovascular, metabolic and liver diseases.  Our lead product candidate, MGL-3196, is a proprietary, liver-directed, selective THR-ß agonist that can potentially be used to treat a number of disease states with high unmet medical need. We are developing MGL-3196 for non-alcoholic steatohepatitis and are planning to conduct a Phase 2 clinical trial in this indication. We are also developing MGL-3196 for dyslipidemia, particularly genetic dyslipidemias such as familial hypercholesterolemia, or FH, including both homozygous and heterozygous forms of the disease. We are planning to conduct a Phase 2 clinical trial in heterozygous FH patients and to conduct a proof-of-concept clinical trial in homozygous FH patients. MGL-3196 is a once-daily oral pill that has been studied in three completed Phase 1 trials in a total of 115 subjects. MGL-3196 appeared to be safe and well-tolerated in these trials, which included a single ascending dose trial, a multiple ascending dose trial, and a drug interaction trial with a statin.

We have no products approved for commercial sale and have not generated any revenues from product sales since our inception in 2011. From inception to June 30, 2016, we have raised net cash proceeds of approximately $22.1 million to fund operations, primarily from private placement offerings of debt and equity securities.

We have never been profitable and have incurred significant operating losses in each year since inception. Net losses for the three months ended June 30, 2016 and 2015 were $2.9 million and $1.8 million, respectively, and net losses for the six months ended June 30, 2016 and 2015 were $4.6 million and $3.2 million, respectively. Substantially all of our operating losses resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. As of June 30, 2016, we had a working capital deficit of $42.3 million, consisting primarily of approximately $43.5 million of principal under outstanding convertible notes, $23.4 million of which we assumed from VIA Pharmaceuticals, Inc., or VIA, pursuant to an assignment and issuance agreement dated September 14, 2011 between us and investment entities affiliated with Bay City Capital, LLC, or Bay City Capital, offset by approximately $4.1 million of cash and cash equivalents.  All of the principal and interest associated with our outstanding convertible notes was restructured or converted in connection with the Merger described below.  We expect to continue to incur significant expenses and increasing operating losses for at least the next several years as we continue the clinical development of, and seek regulatory approval for, MGL-3196 and other product candidates we may develop. Accordingly, we will continue to require substantial additional capital to continue our clinical development and potential commercialization activities. The amount and timing of our future funding requirements will depend on many factors, including the timing and results of our clinical development efforts.

Recent Developments

Merger Transaction and Restructuring

On July 22, 2016, Synta completed its business combination with Private Madrigal in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of April 13, 2016, or the Merger Agreement. Pursuant to the Merger Agreement, Synta formed a wholly-owned subsidiary that merged with and into Private Madrigal, with Private Madrigal surviving the merger and becoming a wholly-owned subsidiary of Synta, or the Merger. In connection with, and prior to the consummation of, the Merger, Synta effected a 1-for-35 reverse stock split of its common stock, or the Reverse Stock Split, and, following the Merger, changed its name to “Madrigal Pharmaceuticals, Inc.” All share and per share amounts have been retrospectively adjusted to give effect to the Reverse Stock Split, except as otherwise disclosed. Following the consummation of the Merger, the business being conducted by Synta became the business conducted by Private Madrigal prior to the consummation of the Merger.

On April 13, 2016, we entered into an Amended and Restated Senior Secured Note Purchase Agreement, or the Restated Purchase Agreement, which amended and restated the Note Purchase Agreement, dated as of March 1, 2016, to increase the principal amount of the convertible notes available thereunder to $9.0 million, with the maturity of such convertible notes being the earliest to occur of December 31, 2016, the termination of the Merger Agreement or an “event of default” as defined in the convertible notes.  The Restated Purchase Agreement provided funds for working capital and general corporate purposes through the date of the Merger and includes a mandatory conversion feature whereby immediately prior to the consummation of the Merger the outstanding principal under the convertible notes issued thereunder will convert into our common stock at a conversion ratio of $1.07581 per share.  In addition, in April 2016 we amended our other outstanding note purchase agreements to add mandatory conversion features to the underlying convertible notes whereby immediately prior to the consummation of the Merger the outstanding principal on such notes will automatically convert into shares of our common stock at a conversion ratio of $1.00 per share.

Upon the consummation of the Merger, each outstanding share of our common stock, taking into account the conversion of all outstanding principal under our convertible notes into shares of our common stock, received 0.1593 shares of Synta common stock. Following the Merger, Madrigal Pharmaceuticals, Inc. (formerly known as Synta Pharmaceuticals Corp.)  has approximately 11.3 million shares of common stock outstanding and the former stockholders of Private Madrigal own approximately 64% of such outstanding common stock.

Basis of Presentation

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on our unaudited condensed financial statements contained in this Current Report on Form 8-K/A, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Our audited financial statements for the fiscal years ended December 31, 2015 and 2014 contained in this Current Report on Form 8-K/A and our unaudited condensed financial statements for the three and six months ended June 30, 2016 and 2015 contained herein include a summary of our significant accounting policies and should be read in conjunction with the discussion below.  In the opinion of our management, all material adjustments necessary to present fairly the results of operations for such periods have been included in the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2016 and 2015.  All such adjustments are of a normal recurring nature.

Research and Development Expenses

Research and development expenses primarily consist of costs associated with our research activities, including the preclinical and clinical development of our product candidates. We expense our research and development expenses as incurred. We contract with clinical research organizations to manage our clinical trials under agreed upon budgets for each study, with oversight by our clinical program managers. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received. Manufacturing expense includes costs associated with drug formulation development and clinical drug production. We do not track employee and facility related research and development costs by project, as we typically use our employee and infrastructure resources across multiple research and development programs. We believe that the allocation of such costs would be arbitrary and not be meaningful.

Our research and development expenses consist primarily of:

•                                          external expenses paid to clinical trial sites, contract research organizations, laboratories, database software and consultants that conduct clinical trials;

•                                          expenses related to development and the production of nonclinical and clinical trial supplies, including fees paid to contract manufacturers;

•                                          expenses related to preclinical studies;

•                                          expenses related to compliance with drug development regulatory requirements; and

•                                          other allocated expenses, which include direct and allocated expenses for depreciation of equipment and other supplies.

We expect to continue to incur substantial expenses related to our development activities for the foreseeable future as we conduct our Phase 2 clinical program, manufacturing and toxicology studies. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials, additional drug manufacturing requirements, and later stage toxicology studies such as carcinogenicity studies. Our research and development expenses increased between 2015 and 2016, and we expect that our research and development expenses will increase substantially in the future. The process of conducting preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. The probability of success for each product candidate is affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. Accordingly, we may never succeed in achieving marketing approval for any of our product candidates.

Completion dates and costs for our clinical development programs as well as our research program can vary significantly for each current and future product candidate and are difficult to predict. As a result, we cannot estimate with any degree of certainty the costs we will incur in connection with the development of our product candidates at this point in time. We expect that we will make determinations as to which programs and product candidates to pursue and how much funding to direct to each program and product candidate on an ongoing basis in response to the scientific success of early research programs, results of ongoing and future clinical trials, our ability to enter into collaborative agreements with respect to programs or potential product candidates, as well as ongoing assessments as to each current or future product candidate’s commercial potential.

General and Administrative Expenses

General and administrative expenses consist primarily of management costs, costs associated with obtaining and maintaining our patent portfolio, professional fees for accounting, auditing, consulting and legal services, and allocated overhead expenses.

We expect that our general and administrative expenses may increase in the future as we expand our operating activities, maintain and expand our patent portfolio and incur additional costs associated with the Merger, the preparation of becoming a public company and maintaining compliance with exchange listing and U.S. Securities and Exchange Commission, or SEC, requirements. We expect these potential increases will likely include management costs, legal fees, accounting fees, directors’ and officers’ liability insurance premiums and expenses associated with investor relations.

Interest Expense

Interest expense consists primarily of non-cash paid-in-kind interest expense related to our convertible notes.

Results of Operations

Comparison of the Three Months Ended June 30, 2016 and 2015

The following table provides comparative unaudited results of operations for the three months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended
	June 30,		Increase/
	2016	2015	(Decrease)
Research and Development Expenses	$2,089	$627	$1,462
General and Administrative Expenses	551	268	283
Interest Expense	(238)	(885)	(647)

Research and Development Expenses

Our research and development expenses were $2.1 million for the three months ended June 30, 2016 compared to $0.6 million for the three months ended June 30, 2015. Research and development expenses increased in the 2016 period primarily due to increased expenses for our clinical and preclinical development programs for MGL-3196. We expect our research and development expenses to increase over time as we advance our clinical and preclinical development programs for MGL-3196.

General and Administrative Expenses

Our general and administrative expenses were $0.6 million for the three months ended June 30, 2016 compared to $0.3 million for the three months ended June 30, 2015. The increase in general and administrative expenses in 2016 resulted from increased expenditures for legal, finance, accounting and information management services relating to the proposed Merger and in preparation of becoming a public reporting company. We believe our general and administrative expenses may increase over time as we advance our technology into clinical programs and become a public reporting company both of which will likely result in an increase in our headcount, consulting services and certain overhead needed to support those efforts.

Interest Expense

Interest expense decreased to $0.2 million for the three months ended June 30, 2016 from $0.9 million for the same period in 2015.  The decrease in interest expense was primarily driven by lower interest expense on our convertible notes outstanding. On April 13, 2016, we entered into the Restated Purchase Agreement with certain of our investors whereby such investors committed $9.0 million of financing before or concurrent with the consummation of the Merger. Pursuant to the Restated Purchase Agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes incurred prior to April 13, 2016. In addition, the investors, including Bay City Capital, agreed that no interest shall accrue on such convertible notes from the date of the Restated Purchase Agreement through the date on which either the Merger is consummated or the Merger Agreement is terminated, as applicable.

Comparison of the Six Months Ended June 30, 2016 and 2015

The following table provides comparative unaudited results of operations for the six months ended June 30, 2016 and 2015 (in thousands):

	Six Months Ended
	June 30,		Increase/
	2016	2015	(Decrease)
Research and Development Expenses	$2,605	$971	$1,634
General and Administrative Expenses	773	463	310
Interest Expense	(1,213)	(1,728)	(515)

Research and Development Expenses

Our research and development expenses were $2.6 million for the six months ended June 30, 2016 compared to $1.0 million for the six months ended June 30, 2015. Research and development expenses increased in the 2016 period primarily due to increased expenses for our clinical and preclinical development programs for MGL-3196. We expect our research and development expenses to increase over time as we advance our clinical and preclinical development programs for MGL-3196.

General and Administrative Expenses

Our general and administrative expenses were $0.8 million for the six months ended June 30, 2016 compared to $0.5 million for the six months ended June 30, 2015. The increase in general and administrative expenses in 2016 resulted from increased expenditures for legal, finance, accounting and information management services relating to the proposed Merger and in preparation of becoming a public reporting company. We believe our general and administrative expenses may increase over time as we advance our technology into clinical programs and become a public reporting company both of which will likely result in an increase in our headcount, consulting services and certain overhead needed to support those efforts .

Interest Expense

Interest expense decreased to $1.2 million for the six months ended June 30, 2016 from $1.7 million for the same period in 2015.  The decrease in interest expense was primarily driven by lower interest expense on our convertible notes outstanding. On April 13, 2016, pursuant to the Restated Purchase Agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes incurred prior to April 13, 2016. In addition, the investors, including Bay City Capital, agreed that no interest shall accrue on such convertible notes from the date of the Restated Purchase Agreement through the date on which either the Merger is consummated or the Merger Agreement is terminated.

Liquidity and Capital Resources

We have incurred losses since inception and negative cash flows from operating activities for the six months ended June 30, 2016 and 2015. As of June 30, 2016, we had a working capital deficit of $42.3 million, consisting primarily of approximately $46.0 million of principal under outstanding convertible notes, $23.4 million of which we assumed from VIA as described elsewhere in this section, offset by approximately $4.1 million of cash and cash equivalents. All of the principal and interest associated with the outstanding convertible notes was restructured or converted in connection with the Merger described herein. We anticipate that we will continue to incur net losses for the foreseeable future as we continue research and development efforts of our product candidates, hire additional staff, including clinical, scientific, operational, financial and management personnel, and incur additional costs associated with being a public company.

We have funded our operations primarily through private placement offerings of our debt and equity securities and cash advances.. During the six months ended June 30, 2016 and 2015, we received net proceeds of $6.9 million and $1.0 million, respectively, from the issuance of convertible notes. During the six months ended June 30, 2016, we received $250,000 in advances from a related party, which were subsequently converted to convertible promissory notes in 2016. As of June 30, 2016, we had cash and cash equivalents of $4.1 million.

We plan to continue to fund our research and development and other operating expenses, and the associated losses from operations, through working capital obtained upon consummation of the Merger, future issuances of debt and equity securities and potential collaborations or strategic partnerships with other entities. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to our stockholders. In addition, our incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict our operations. We can provide no assurance that financing will be available in the amounts we need or on terms acceptable to us, if at all. If we are unable to secure adequate additional working capital when needed, we may be required to reduce our spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail planned research programs. Any of these actions could materially harm our business.

On April 13, 2016, we entered into the Restated Purchase Agreement, which amended and restated the Note Purchase Agreement, dated March 1, 2016, to increase the principal amount of the notes available thereunder to $9.0 million. The maturity date of the convertible notes issued and issuable under the Restated Purchase Agreement is the earliest to occur of December 31, 2016, the termination of the Merger Agreement, or an “event of default” as defined in the Restated Purchase Agreement. Pursuant to the Restated Purchase Agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes incurred prior to April 13, 2016. In addition, the investors, including Bay City Capital, agreed that no interest shall accrue on such convertible notes from the date of the Restated Purchase Agreement through the date on which either the Merger is consummated or the Merger Agreement is terminated. We entered into the Restated Purchase Agreement in order to provide funds to the Company for working capital and general corporate purposes through the date of the proposed Merger. In addition, on April 13, 2016, we amended and restated the convertible notes issued prior to April 13, 2016 to add mandatory conversion features to such convertible notes whereby the principal thereunder will automatically convert into shares of our common stock immediately prior to the consummation of the Merger.

As described above, we completed the Merger on July 22, 2016. We anticipate that the working capital obtained through the Merger, together with the proceeds from the issuance of convertible notes under the Restated Purchase Agreement, and the permanent waiver of accrued interest and the conversion of all of our outstanding convertible notes will fund our operations for at least the next twelve months from the balance sheet date.  Our total post-Merger cash, cash equivalents and marketable securities on hand at August 31, 2016 was approximately $41.4 million.

Cash Flows

The following table provides a summary of our net cash flow activity (in thousands):

	Six Months Ended
	June 30,
	2016	2015
Net cash used in operating activities	$(3,085)	$(1,287)
Net cash provided by financing activities	6,875	1,300
Net increase in cash and cash equivalents	3,790	13

Comparison of Six Months Ended June 30, 2016 and 2015

Net cash used in operating activities was $3.1 million for the six months ended June 30, 2016 compared to $1.3 million for the six months ended June 30, 2015. Net cash used in operating activities for the six months ended June 30, 2016 consisted primarily of a net loss of $4.6 million offset by non-cash items consisting primarily of paid-in-kind interest expense on our convertible notes of $1.2 million, an increase of $0.7 million of our accounts payable and accrued expenses, and an increase of $0.7 million of our prepaid expenses. Net cash used in operating activities for the six months ended June 30, 2015 consisted primarily of a net loss of $3.2 million offset by non-cash items consisting primarily of paid-in-kind interest expense on our convertible notes of $1.7 million and an increase of $0.2 million of our accounts payable.

Net cash provided by financing activities was $6.9 million for the six months ended June 30, 2016 compared to $1.3 million for the six months ended June 30, 2015.  Net cash provided by financing activities for the six months ended June 30, 2016 consisted of net proceeds of $6.9 million from the issuance of related party convertible notes. Net cash provided by financing activities for the six months ended June 30, 2015 consisted of net proceeds of $1.1 million from the issuance of related party convertible notes and $0.3 million from related party cash advances

Contractual Obligations and Commitments

Convertible Notes

As of June 30, 2016, we had aggregate principal amount of $46.0 million outstanding under convertible notes issued by us to a related party investor syndicate. On April 13, 2016, we entered into the Restated Purchase Agreement with certain of our investors whereby such investors committed $9.0 million of financing before or concurrent with the consummation of the Merger. Pursuant to the Restated Purchase Agreement, Bay City Capital agreed to waive all accrued interest on the $36.9 million of convertible notes incurred prior to April 13, 2016. We recorded such waived interest through additional paid in capital because Bay City Capital is a related party. In addition, the investors, including Bay City Capital, agreed that no interest shall accrue on such convertible notes from the date of the Restated Purchase Agreement through the date on which either the Merger is consummated or the Merger Agreement is terminated. In addition, all of the convertible notes issued by Madrigal were converted into common stock pursuant to their terms immediately prior to the consummation of the Merger.

Contractual Arrangements

Pursuant to our engagement letter with MTS Health Partners, or MTS, following the consummation of the Merger we paid MTS a transaction fee of $1,250,000, with $500,000 paid in shares our common stock following the Merger, and the remaining $750,000 in cash.

On April 13, 2016, we entered into contingent employment agreements, or the Letter Agreements, with Paul A. Friedman, M. D. for the position of Chairman and Chief Executive Officer, or CEO, and with Rebecca Taub, M. D. for the position of Chief Medical Officer and Executive Vice President Research & Development, or CMO. These employment agreements became effective upon the closing of the merger. Under the terms of the Letter Agreement for the CEO position, Dr. Friedman will receive an annual base salary of $400,000, an annual performance-based bonus of up to 50% of his base salary, restricted stock awards representing 1.25% of our issued and outstanding common stock on a post-Merger fully diluted basis and a nonqualified stock option to purchase an additional 2.5% of our issued and outstanding common stock on a post-Merger fully diluted basisly-diluted basis. Under the terms of the Letter

Agreement for the CMO position, Dr. Taub will receive an annual base salary of $370,000, an annual performance-based bonus of up to 40% of her base salary. restricted stock awards representing 0.25% of our issued and outstanding common stock on a post-Merger fully diluted basis and a nonqualified stock option to purchase an additional 1.25% of our issued and outstanding common stock on a post-Merger fully diluted basis. The repurchase right relating to the shares of restricted stock lapsed as to 25% of the shares on the business day immediately following the closing of the Merger and the repurchase right on the remaining shares will lapse annually on the first, second and third anniversaries of the date of the Merger. The stock options vested as to 25% of the shares on the business day immediately following the closing of the Merger and then annually on the first, second and third anniversaries of the date of the Merger.

In December 2008, VIA entered into a research, development and commercialization agreement with Hoffman-La Roche, or Roche. We subsequently assumed all of VIA’s rights in, to and under, and all of VIA’s obligations under, the agreement. Under the agreement, Roche assigned all patent rights relating to MGL-3196 to us, as successor-in-interest to VIA, and granted us an exclusive license to use certain know-how relating to MGL-3196 in exchange for consideration consisting of an upfront payment, milestone payments, the remainder of which total $10.8 million and are tied to the future commencement of Phase 2 and Phase 3 clinical trials and future regulatory approval in the United States and Europe of a product developed from MGL-3196, and single-digit royalty payments based on net sales of products developed from MGL-3196, subject to certain reductions. In 2011, we commenced Phase I clinical trials and subsequently paid Roche a related milestone payment. To date, we have not achieved any additional product development or regulatory milestones under the agreement.

We enter into contracts in the normal course of business with contract research organizations and clinical sites for the conduct of clinical trials, preclinical and clinical studies, professional consultants and other vendors for clinical supply manufacturing or other services. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations and commitments.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.